FB Financial Corporation Reports Third Quarter 2023 Financial Results
Reports Q3 Diluted EPS of $0.41, Adjusted Diluted EPS* of $0.71
NASHVILLE, TENNESSEE—October 16, 2023-- FB Financial Corporation (the “Company”) (NYSE: FBK), parent company of FirstBank, reported net income of $19.2 million, or $0.41 per diluted common share, for the third quarter of 2023, compared to $0.75 in the previous quarter and $0.68 in the third quarter of last year. Excluding the impact of a $14.2 million net loss on securities and $4.8 million in early retirement and severance costs, adjusted net income* was $33.2 million, or $0.71 per diluted common share, compared to $0.77 in the previous quarter and $0.68 in the third quarter of last year.
The Company’s deposits were $10.64 billion as of September 30, 2023 compared to $10.87 billion as of June 30, 2023 and $10.01 billion as of September 30, 2022. Loans held for investment (“HFI”) were $9.29 billion as of the end of the third quarter compared to $9.33 billion as of the end of the previous quarter and $9.11 billion as of the end of the third quarter last year. The Company ended the quarter with book value per common share of $29.31, tangible book value per common share* of $23.93 and adjusted tangible book value per common share* of $28.04. Net interest margin (“NIM”) increased to 3.42% for the third quarter of 2023 compared to 3.40% in the prior quarter and 3.93% in the third quarter of 2022.
President and Chief Executive Officer, Christopher T. Holmes stated, “The Company had a successful quarter executing on strategic initiatives to enhance earnings and position for expected opportunities. Our balance sheet management in the second half of 2022 and during 2023 to ensure ample liquidity, stable funding and excess capital allows us to focus on improving earnings at this point in the interest rate cycle. Near the end of the quarter, we sold $76.6 million of available-for-sale securities and reinvested the proceeds of that sale into higher-yielding securities, adding approximately 5% to the yield on those invested funds that will be accretive in the fourth quarter and future periods. We also had expense reductions during the quarter which will benefit earnings moving forward. There will likely be additional balance sheet enhancements and expense reductions in the fourth quarter, all of which improve our earnings profile and keep the Company favorably positioned for opportunities.”

				Annualized
(dollars in thousands, except share data)	Sep 2023	Jun 2023	Sep 2022	Sep 23 / Jun 23 % Change	Sep 23 / Sep 22 % Change
Balance Sheet Highlights
Investment securities, at fair value	$1,351,153	$1,422,391	$1,485,133	(19.9)%	(9.02)%
Loans held for sale	103,858	99,131	130,733	18.9%	(20.6)%
Loans HFI	9,287,225	9,326,024	9,105,016	(1.65)%	2.00%
Allowance for credit losses on loans HFI	146,134	140,664	134,476	15.4%	8.67%
Allowance for credit losses on unfunded commitments	11,600	14,810	23,577	(86.0)%	(50.8)%
Total assets	12,489,631	12,887,395	12,258,082	(12.2)%	1.89%
Interest-bearing deposits (non-brokered)	8,105,713	8,233,082	7,038,566	(6.14)%	15.2%
Brokered deposits	174,920	238,885	1,002	(106.2)%	NM
Noninterest-bearing deposits	2,358,435	2,400,288	2,966,514	(6.92)%	(20.5)%
Total deposits	10,639,068	10,872,255	10,006,082	(8.51)%	6.33%
Estimated insured or collateralized deposits	7,570,639	7,858,761	6,653,463	(14.5)%	13.8%
Borrowings	226,689	390,354	722,940	(166.3)%	(68.6)%
Total common shareholders' equity	1,372,901	1,386,951	1,281,161	(4.02)%	7.16%
Book value per common share	$29.31	$29.64	$27.30	(4.42)%	7.36%
Tangible book value per common share*	$23.93	$24.23	$21.85	(4.91)%	9.52%
Adjusted tangible book value per common share*	$28.04	$27.72	$25.84	4.44%	8.48%
Total common shareholders' equity to total assets	11.0%	10.8%	10.5%
Tangible common equity to tangible assets*	9.16%	8.98%	8.54%
Estimated uninsured and uncollateralized deposits as a percentage of total deposits	28.8%	27.7%	33.5%
*Non-GAAP financial measure; A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the Company's Third Quarter 2023 Financial Supplement.
NM- Not meaningful
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FB Financial Corporation
Third Quarter 2023 Results

	Three Months Ended
(dollars in thousands, except share data)	Sep 2023	Jun 2023	Sep 2022
Statement of Income Highlights
Net interest income	$100,926	$101,543	$111,384
NIM	3.42%	3.40%	3.93%
Noninterest income	$8,042	$23,813	$22,592
Loss from securities, net	$(14,197)	$(28)	$(140)
Total revenue	$108,968	$125,356	$133,976
Noninterest expense	$82,997	$81,292	$81,847
Early retirement and severance costs	$4,809	$1,426	$—
Efficiency ratio	76.2%	64.8%	61.1%
Core efficiency ratio*	63.1%	63.5%	60.7%
Pre-tax, pre-provision earnings	$25,971	$44,064	$52,129
Adjusted pre-tax, pre-provision earnings*	$44,984	$44,965	$52,516
Provisions for credit losses	$2,821	$(1,078)	$11,367
Net charge-off ratio	0.02%	0.03%	—%
Net income applicable to FB Financial Corporation	$19,175	$35,299	$31,831
Diluted earnings per common share	$0.41	$0.75	$0.68
Effective tax rate	17.2%	21.8%	21.9%
Adjusted net income*	$33,233	$35,973	$32,117
Adjusted diluted earnings per common share*	$0.71	$0.77	$0.68
Weighted average number of shares outstanding - fully diluted	46,856,422	46,814,854	47,024,611
Returns on average:
Return on average total assets	0.61%	1.10%	1.05%
Adjusted*	1.05%	1.12%	1.06%
Return on average shareholders' equity	5.46%	10.3%	9.45%
Return on average tangible common equity*	6.67%	12.6%	11.7%
Adjusted*	11.8%	13.1%	12.1%
*Non-GAAP financial measure; A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the Company's Third Quarter 2023 Financial Supplement.
Balance Sheet and Net Interest Margin
Near the end of the third quarter, the Company elected to sell $76.6 million in available-for-sale securities with a weighted average yield of 1.36% and reinvested the proceeds of the sales into available-for-sale securities with a weighted average yield of 6.43%. The sales resulted in a pre-tax loss on securities of $14.2 million ($10.4 million after-tax loss), which has been adjusted from earnings in the Company's computations of adjusted performance measures for the third quarter.
The Company reported loans HFI of $9.29 billion at the end of the third quarter of 2023 compared to $9.33 billion from the end of the prior quarter. The change was primarily the result of a decline in construction loans of $104.7 million, which was partially offset by growth in owner-occupied commercial real estate of $47.6 million as construction projects transitioned to permanent financing. The contractual yield on loans HFI increased to 6.32% for the third quarter of 2023 from 6.16% for the previous quarter.
The Company reported total deposits of $10.64 billion at the end of the third quarter of 2023 compared to $10.87 billion at the end of the second quarter. The change was primarily the result of a decline in public funds of $305.4 million, which was partially offset by growth in commercial deposits of $97.0 million. The Company's total cost of deposits increased to 2.58% during the third quarter from 2.38% for the second quarter of 2023, and the cost of interest-bearing deposits increased to 3.33% from 3.06% for the same periods. Noninterest-bearing deposits were $2.36 billion at the end of the quarter compared to $2.40 billion at the end of second quarter of 2023.
The Company’s net interest income on a tax equivalent basis remained relatively stable for the third quarter of 2023 at $101.8 million compared to $102.4 million in the prior quarter. The slight decline was primarily related to higher cost of deposits which resulted in an increase in interest expense on deposits of $4.6 million over the prior quarter. Higher interest rates on loans positively impacted net interest income and ultimately the NIM, which increased to 3.42% for the third quarter of 2023 from 3.40% for the previous quarter.
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FB Financial Corporation
Third Quarter 2023 Results

Holmes continued, “We were able to balance the increase of our cost of deposits with the increase in loan yields during the quarter while continuing to reduce our exposure to construction loans. While we didn't get a material benefit this quarter from our investment securities sales activity, we will get some future earnings benefit from our reinvestment. We also continue to minimize use of brokered deposits and other borrowings, keeping those options available for profitability enhancement and growth opportunities.”
Noninterest Income
Core noninterest income* was $22.1 million for the third quarter of 2023, compared to $23.3 million and $22.7 million for the second quarter of 2023 and third quarter of 2022, respectively. These amounts reflect adjustments to exclude losses on securities, changes in fair value on commercial loans held for sale and gains on sales or write-downs of other real estate owned and other assets.
Mortgage banking income has remained relatively flat over the last year, as the Company recognized revenue of $12.0 million in the third quarter of 2023 compared with $12.2 million in the previous quarter and $12.4 million in the third quarter of 2022.
Expense Management
Core noninterest expense* during the third quarter of 2023 was $78.2 million compared to $79.9 million for the prior quarter and $81.8 million for the third quarter of 2022. These amounts reflect adjustments of $4.8 million and $1.4 million for early retirement and severance costs recognized in the third and second quarter of 2023, respectively. During the third quarter of 2023, the Company's core efficiency ratio*1 was 63.1%, compared to 63.5% in the previous quarter and 60.7% in the third quarter of 2022. Core banking noninterest expense* was $66.2 million for the quarter, compared to $66.7 million in the prior quarter.
Chief Financial Officer, Michael Mettee noted, “This quarter, we took action to manage personnel expenses down through an early retirement offer, resulting in additional severance, equity grant acceleration and employee benefit costs of $4.8 million. We expect additional charges of approximately $1.7 million in the fourth quarter related to the early retirement offer. Expense management has been and will continue to be a focus for the Company as we work to place ourselves in a position of strength for 2024 by improving operating leverage and efficiency.”
Credit Quality
The Company recorded a provision expense of $6.0 million during the third quarter related to loans HFI; however, it also recorded a provision reversal of $3.2 million on unfunded loan commitments, resulting in a net provision expense of $2.8 million. Notably, the Company reduced unfunded loan commitments in the construction and land development category by $220.8 million to $922.2 million from the previous quarter's unfunded commitments of $1.14 billion. The Company had an allowance for credit losses on loans HFI as of the end of the third quarter of 2023 of $146.1 million, representing 1.57% of loans HFI compared to $140.7 million, or 1.51% of loans HFI as of June 30, 2023.
The Company experienced net charge-offs of $0.6 million in the third quarter of 2023, representing annualized net charge-offs of 0.02% of average loans HFI compared to 0.03% in the second quarter of 2023 and 0.00% in the third quarter of 2022.
The Company's nonperforming loans HFI as a percentage of total loans HFI increased to 0.59% as of the end of the third quarter of 2023 compared to 0.47% at the previous quarter-end and the end of the third quarter of 2022. Nonperforming assets as a percentage of total assets increased to 0.71% as of the end of the third quarter of 2023 compared to 0.59% at the end of the prior quarter and 0.62% as of the end of the third quarter of 2022. The increase was primarily due to a single commercial and industrial relationship moving to nonaccrual status.
Holmes commented, “Credit for the quarter continued to perform as expected. The allowance for credit losses moved higher in the quarter as we increased our reserves related to the downgrade of a single relationship. Our net charge-offs remain low and have been at or below three basis points of average loans HFI for the last five consecutive quarters. Other credit metrics remain consistent with prior quarters.”
Capital Strength
Holmes continued, “We were able to leverage our strong capital position to improve our earnings profile with the expense and investment portfolio initiatives noted above. At the same time, we were able to grow tangible common equity to tangible assets* to a solid 9.16% and Common Equity Tier 1 to 11.8%. These capital levels give us continued flexibility as we move into the fourth quarter and 2024.”

*Non-GAAP financial measure;1A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the Company's Third Quarter 2023 Financial Supplement.
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FB Financial Corporation
Third Quarter 2023 Results

Summary
Holmes finalized, “It was a successful quarter for the Company as we were able to leverage the efforts of the past year and position the Company for additional growth and enhanced profitability. The Company is prepared for the opportunities we expect to come our way in the coming quarters.”
WEBCAST AND CONFERENCE CALL INFORMATION
FB Financial Corporation will host a conference call to discuss the Company's financial results on October 17, 2023, at 8:00 a.m. (Central Time). To listen to the call, participants should dial 1-877-883-0383 (confirmation code 4706957) approximately 10 minutes prior to the call. A telephonic replay will be available approximately two hours after the call through October 24, 2023, by dialing 1-877-344-7529 and entering confirmation code 3192290.
A live online broadcast of the Company’s quarterly conference call will be available online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=DDGYoKJM. An online replay will be available on the Company’s website approximately two hours after the conclusion of the call and will remain available for 12 months.
ABOUT FB FINANCIAL CORPORATION
FB Financial Corporation (NYSE: FBK) is a financial holding company headquartered in Nashville, Tennessee. FB Financial Corporation operates through its wholly owned banking subsidiary, FirstBank with 81 full-service bank branches across Tennessee, Kentucky, Alabama and North Georgia, and mortgage offices across the Southeast. FB Financial Corporation has approximately $12.49 billion in total assets.

MEDIA CONTACT:	FINANCIAL CONTACT:

Jeanie M. Rittenberry	Michael Mettee
615-313-8328	615-564-1212
jrittenberry@firstbankonline.com	mmettee@firstbankonline.com
www.firstbankonline.com	investorrelations@firstbankonline.com
SUPPLEMENTAL FINANCIAL INFORMATION AND EARNINGS PRESENTATION
Investors are encouraged to review this Earnings Release in conjunction with the Third Quarter 2023 Financial Supplement and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release, the Third Quarter 2023 Financial Supplement and the Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (“SEC”) on October 16, 2023.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Earnings Release that are not historical in nature may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s future plans, results, strategies, and expectations, including expectations around changing economic markets. These statements can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” “project,” and other variations of such words and phrases and similar expressions. These forward-looking statements are not historical facts, and are based upon management's current expectations, estimates, and projections, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates, and projections will be achieved. Accordingly, the Company cautions shareholders and investors that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements including, without limitation, (1) current and future economic conditions, including the effects of inflation, interest rate fluctuations, changes in the economy or global supply chain, supply-demand imbalances affecting local real estate prices, and high unemployment rates in the local or regional economies in which the Company operates and/or the US economy generally, (2) changes in government interest rate policies and its impact on the Company’s business, net interest margin, and mortgage operations, (3) any continuation of the recent turmoil in the banking industry, including the associated impact to the Company and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response, (4) increased competition for deposits, (5) the Company’s ability to effectively manage problem credits, (6) any deterioration in commercial real estate market fundamentals, (7) the Company’s ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions, (8) the Company’s ability to successfully execute its various business strategies, (9) changes in state and federal legislation, regulations or policies applicable to banks and other
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FB Financial Corporation
Third Quarter 2023 Results

financial service providers, including legislative developments, (10) the potential impact of the phase-out of the London Interbank Offered Rate ("LIBOR") or other changes involving LIBOR, (11) the effectiveness of the Company’s cybersecurity controls and procedures to prevent and mitigate attempted intrusions, (12) the Company's dependence on information technology systems of third party service providers and the risk of systems failures, interruptions, or breaches of security, and (13) the impact of natural disasters, pandemics, and/or acts of war or terrorism, (14) events giving rise to international or regional political instability, including the broader impacts of such events on financial markets and/or global macroeconomic environments, and (15) general competitive, economic, political, and market conditions. Further information regarding the Company and factors which could affect the forward-looking statements contained herein can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in any of the Company’s subsequent filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this Earnings Release, and the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company.
The Company qualifies all forward-looking statements by these cautionary statements.
GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES
This Earnings Release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non-GAAP financial measures may include, without limitation, adjusted net income, adjusted diluted earnings per common share, adjusted and unadjusted pre-tax pre-provision earnings, core revenue, core noninterest expense and core noninterest income, core efficiency ratio (tax equivalent basis), and adjusted return on average assets and equity. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be non-core/adjusted in nature. The Company refers to these non-GAAP measures as adjusted (or core) measures. Also, the Company presents tangible assets, tangible common equity, adjusted tangible common equity, tangible book value per common share, adjusted tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, and adjusted return on average tangible common equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles. Adjusted tangible common equity and adjusted tangible book value also exclude the impact of net accumulated other comprehensive loss.
The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant non-core gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company’s underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. Investors should understand how such other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures.
A reconciliation of these measures to the most directly comparable GAAP financial measures is included in the Company's Third Quarter 2023 Financial Supplement, which is available at https://investors.firstbankonline.com.
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FB Financial Corporation
Third Quarter 2023 Results

Financial Summary and Key Metrics
(Unaudited)
(dollars in thousands, except share data)

	As of or for the Three Months Ended
	Sep 2023	Jun 2023	Sep 2022
Selected Statement of Income Data
Total interest income	$173,912	$170,183	$128,483
Total interest expense	72,986	68,640	17,099
Net interest income	100,926	101,543	111,384
Total noninterest income	8,042	23,813	22,592
Total noninterest expense	82,997	81,292	81,847
Earnings before income taxes and provisions for credit losses	25,971	44,064	52,129
Provisions for credit losses	2,821	(1,078)	11,367
Income tax expense	3,975	9,835	8,931
Net income applicable to noncontrolling interest	—	8	—
Net income applicable to FB Financial Corporation	$19,175	$35,299	$31,831
Net interest income (tax-equivalent basis)	$101,762	$102,383	$112,145
Adjusted net income*	$33,233	$35,973	$32,117
Adjusted pre-tax, pre-provision earnings*	$44,984	$44,965	$52,516
Per Common Share
Diluted net income	$0.41	$0.75	$0.68
Adjusted diluted net income*	0.71	0.77	0.68
Book value	29.31	29.64	27.30
Tangible book value*	23.93	24.23	21.85
Adjusted tangible book value*	28.04	27.72	25.84
Weighted average number of shares outstanding - fully diluted	46,856,422	46,814,854	47,024,611
Period-end number of shares	46,839,159	46,798,751	46,926,377
Selected Balance Sheet Data
Cash and cash equivalents	$848,318	$1,160,354	$618,290
Loans HFI	9,287,225	9,326,024	9,105,016
Allowance for credit losses on loans HFI	(146,134)	(140,664)	(134,476)
Allowance for credit losses on unfunded commitments	(11,600)	(14,810)	(23,577)
Mortgage loans held for sale	94,598	89,864	97,011
Commercial loans held for sale, at fair value	9,260	9,267	33,722
Investment securities, at fair value	1,351,153	1,422,391	1,485,133
Total assets	12,489,631	12,887,395	12,258,082
Interest-bearing deposits (non-brokered)	8,105,713	8,233,082	7,038,566
Brokered deposits	174,920	238,885	1,002
Noninterest-bearing deposits	2,358,435	2,400,288	2,966,514
Total deposits	10,639,068	10,872,255	10,006,082
Estimated insured or collateralized deposits	7,570,639	7,858,761	6,653,463
Borrowings	226,689	390,354	722,940
Total common shareholders' equity	1,372,901	1,386,951	1,281,161
Selected Ratios
Return on average:
Assets	0.61%	1.10%	1.05%
Shareholders' equity	5.46%	10.3%	9.45%
Tangible common equity*	6.67%	12.6%	11.7%
Net interest margin (tax-equivalent basis)	3.42%	3.40%	3.93%
Efficiency ratio	76.2%	64.8%	61.1%
Core efficiency ratio (tax-equivalent basis)*	63.1%	63.5%	60.7%
Loans HFI to deposit ratio	87.3%	85.8%	91.0%
Noninterest-bearing deposits to total deposits	22.2%	22.1%	29.6%
Yield on interest-earning assets	5.87%	5.67%	4.53%
Cost of interest-bearing liabilities	3.41%	3.14%	0.90%
Cost of total deposits	2.58%	2.38%	0.52%
Estimated uninsured and uncollateralized deposits as a percentage of total deposits	28.8%	27.7%	33.5%
Credit Quality Ratios
Allowance for credit losses on loans HFI as a percentage of loans HFI	1.57%	1.51%	1.48%
Net charge-offs as a percentage of average loans HFI	0.02%	0.03%	—%
Nonperforming loans HFI as a percentage of loans HFI	0.59%	0.47%	0.47%
Nonperforming assets as a percentage of total assets	0.71%	0.59%	0.62%
Preliminary Capital Ratios (consolidated)
Total common shareholders' equity to assets	11.0%	10.8%	10.5%
Tangible common equity to tangible assets*	9.16%	8.98%	8.54%
Tier 1 leverage	11.0%	10.7%	10.7%
Tier 1 risk-based capital	12.1%	11.9%	11.2%
Total risk-based capital	14.1%	13.9%	13.0%
Common equity Tier 1 (CET1)	11.8%	11.7%	10.9%
*Non-GAAP financial measure; A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the Company's Third Quarter 2023 Financial Supplement.
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